Exhibit 3(a)

SHARED CAPITAL COOPERATIVE

INVESTMENT NOTE

(To be completed by Shared Capital upon receipt of funds)

Investment Number:	_________________________________

Investment Effective Date:	_________________________________

Maturity Date:	_________________________________

Principal Amount:	$_________________________________.00

Term:	_________________________________(years)

Interest Rate:	_________________________________%

Lender Name:	_________________________________

Lender Address:	_________________________________

_________________________________

Borrower:	Shared Capital Cooperative 2388 University Ave West, Ste 300 St. Paul, MN 55114

Shared Capital Cooperative Promisory Note	1

FOR VALUE RECEIVED, Shared Capital Cooperative (the “Cooperative”), a Minnesota cooperative corporation, hereby promises to pay to the order of the lender named above (together with their successors and permitted assigns, the “Lender”), in lawful money of the United States, the principal amount set forth above plus simple interest on the unpaid principal balance at the rate set forth above, calculated on the basis of a 360-day year and the actual number of days elapsed, and according to all of the terms and conditions set forth below.

1.	Subscription Agreement. This Note is issued pursuant to and is subject to all of the terms and conditions of the Shared Capital Cooperative Subscription Agreement for an Investment Note (the “Subscription Agreement”) entered into by the Cooperative and the Lender.

2.	Term and Maturity Date; Automatic Renewal.

a.	Maturity Date. The “Maturity Date” is the first day of the calendar month following the term set forth above. For Investors choosing a recurring investment pursuant to the subscription form included in the Subscription Agreement, the Maturity Date will be calculated from the first day of the calendar month following the date of the initial investment.

b.	Automatic Renewal. Unless otherwise elected, on the Maturity Date (and all following Maturity Dates), the term of this Note will automatically be extended for an additional term of the same length as the term set forth above, except that if this Note has a term of 10 years, any automatic extension will be for 5 years. Upon such extension, the Maturity Date will be the first day of the calendar month following the last day of the term as extended. Provided, however, that the term will not be extended if Lender gives written notice to the Cooperative that Lender does not wish the term to be extended or that Lender wishes to elect a different term of renewal.

c.	Notice. The Cooperative will give Lender at least two notices by email during the 60-day period before the Maturity Date, reminding Lender of the Maturity Date and reminding Lender that the Note will renew automatically unless Lender indicates otherwise. The Cooperative will offer a grace period of 15 calendar days after the applicable Maturity Date in which Lender may notify the Cooperative that Lender does not wish their Note to be renewed. If the Cooperative receives such notice from Lender during the 60-day period before the applicable Maturity Date or within the grace period, then the term will not be extended, and the applicable Maturity Date will remain in effect.

d.	Lender May Elect a Different Term for Renewal. If the Cooperative receives notice from Lender during the period described above that the Lender elects a different renewal term from among the term lengths then offered by the Cooperative, the Cooperative will renew the Note for the requested new term, at the interest rate then offered for Notes of the new term length.

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3.	Payment.

a.	All Principal and Interest Due at Maturity. The outstanding principal balance and all accrued but unpaid interest will become due and payable within 30 calendar days after the Maturity Date or the date on which the Cooperative receives notice that the term will not automatically renew, whichever is later.

b.	Annual Interest Payment. If the Principal Amount set forth above is at least twenty-five thousand dollars ($25,000), and if Lender has elected to receive annual interest payments, then the Cooperative will pay to the Lender an annual payment in the amount of all accrued but unpaid interest as of the “Anniversary Date,” which is 12 months after the first day of the calendar month immediately following the Effective Date of the Note and each subsequent 12 months. Such payment will be made within 30 calendar days after each Anniversary Date.

c.	Application of Payment. All payments will be applied first towards accrued interest, and then towards principal.

d.	Form and Place of Payment. All payments shall be made via ACH to Lender’s account information provided, or if no ACH has been provided, then payment shall be made by check sent by postal mail to Lender’s address shown above or at such other place as Lender may designate in writing.

4.	Prepayment. This Note may be prepaid at any time in whole or in part without penalty.

5.	Proceeds of the Note. This Note is one of a series of notes being issued by the Cooperative in an offering pursuant to Regulation A, Tier 2, under the Securities Act of 1933. The proceeds of the loan from Borrower and the amounts loaned by other investors in this offering will be used in accordance with the Cooperative’s Offering Statement.

6.	Unsecured and Subordinate. Lender understands that the Cooperative’s obligations under this Note are not secured. Lender understands that all Notes held by investors in this offering are subordinate to all other debts of the Cooperative, including any debt that may be incurred after the date of this Note. Lender further understands that debts to members of the Cooperative are subordinated to debts to non-members.

7.	Amendment; Waiver. An amendment to this Note shall be made only in writing signed by both parties. No waiver shall be effective unless in writing. No waiver of a term or condition on one occasion shall operate as a waiver of any other term or condition or of the same term or condition on a future occasion.

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8.	Governing Law. This Note has been drawn in and will be governed by the laws of the State of Minnesota.

9.	Commercial Loan. This is a commercial loan, and the proceeds of this loan will only be used for business purposes. This transaction is not a consumer transaction subject to Minnesota law, Federal Reserve Board Regulations, or any other “consumer protection” statutes, regulations, or restrictions, without exception.

10.	Severability. If any provision of this Note is held by a court of competent jurisdiction to be illegal or unenforceable, such provision will be deemed limited or excised from this Note to the least degree necessary to give effect to the intentions of the parties as expressed in this Note.

11.	Successors and Assigns. The terms of this Note shall be binding upon the Cooperative, and upon the Cooperative’s successors and assigns, and will inure to the benefit of Lender and their heirs, personal representatives, successors, and permitted assigns.

SHARED CAPITAL COOPERATIVE

by:

Signature:	Date:

Christina Jennings, Executive Director

Shared Capital Cooperative Promisory Note	4